UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 333-1-276-2
                                                                     -----------

                       Royal & SunAlliance 401(k) Account
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


                            3600 Arco Corporate Drive
                               Charlotte, NC 28273
                                 (704) 522-2000
                                 --------------
                        (Address, including zip code, and
                                telephone number,
                             including area code, of
                             registrant's principal
                               executive offices)



                 Interests in Royal & SunAlliance 401(k) Account
                 -----------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)    [ ]              Rule 12h-3(b)(1)(i)    [ ]
 Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
 Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
 Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                         Rule 15d-6             [X]

     Approximate number of holders record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Royal Indemnity Company, the Plan Administrator of the Royal & SunAlliance 401(k) Account (the "Plan"), has duly caused this certification/notice to be signed on behalf of the Plan by the undersigned duly authorized person.

Date:  January 25, 2007                 By:   /s/ Robert J. Dixon
       ----------------                       ---------------------------------
                                              Bob Dixon, Senior Vice President,
                                              Royal Indemnity Company, and
                                              a member of the Royal Indemnity
                                              Company Pension and Benefits
                                              Committee